Exhibit II.

FOR IMMEDIATE RELEASE:
April 29, 1998
NYSE Symbol: CPK


                CHESAPEAKE UTILITIES CORPORATION
             ENTERS AGREEMENT TO PURCHASE THE STOCK
                         OF XERON, INC.

DOVER, DELAWARE - Chesapeake Utilities Corporation ("Chesapeake") announced today that it has signed an agreement to purchase all of the outstanding shares of Xeron, Inc. ("Xeron"), a privately held natural gas liquids trading company headquartered in Houston, Texas. Xeron will be operated as a subsidiary of Chesapeake.
In the transaction, which will be accounted for as a pooling of interests, Xeron shareholders will receive 475,000 shares of Chesapeake common stock for all the outstanding common stock of Xeron. After the purchase of Xeron's stock, the total number of Chesapeake outstanding shares will be approximately 5,064,000.

Excluding one-time merger costs, this transaction is not expected to have a dilutive effect on earnings per share. The purchase, which is subject to regulatory and other required approvals and conditions of closing, is expected to close by May 31, 1998.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane distribution, advanced information services and water treatment. Chesapeake's three natural gas distribution divisions serve approximately 35,800 residential, commercial and industrial customers throughout central and southern Delaware, Maryland's Eastern Shore and Central Florida. The Company's propane segment serves approximately 34,000 customers in central and southern Delaware and the Eastern Shore region of Maryland and Virginia.


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For more information, please contact:
Michael P. McMasters, Vice President,
Treasurer & Chief Financial Officer
Chesapeake Utilities Corporation, 302.734.6798

Beth W. Cooper, Assistant Treasurer
Chesapeake Utilities Corporation, 302.734.6015


This press release includes forward-looking information relating to the proposed business combination, including its anticipated impact on earnings per share. This forward-looking information involves risks and uncertainties that could cause actual results to differ materially, including without limitation, whether or not the proposed acquisition actually occurs, actual performance for the periods indicated, the actual costs of the acquisition and the ability of the combined company to execute the anticipated integration and realize the expected synergies.